EXHIBIT 4.53

Taiwan Semiconductor Manufacturing Company Limited

Employee Stock Purchase Plan (Taiwan)

1.	General

1.1

Purpose. The Taiwan Semiconductor Manufacturing Company Limited Stock Purchase Plan (referred to as the “Plan” or the “ESPP”) has been established in order to offer an incentive for Participants (as defined below) to provide an opportunity for the employees of Taiwan Semiconductor Manufacturing Company Limited (the “Company”, “Employer” or “TSMC”) to purchase the Company’s Common Shares at a discount through voluntary automatic payroll deductions, in order to contribute to a real and sustainable culture of employees as shareholders.

1.2	Effective Date. May 10, 2022.

2.	Definitions

2.1	“Administrator”: A third party appointed by the Committee to provide administrative services for the Plan.

2.2	“Board”: The Board of Directors of the Company.

2.3	“Committee”: The Chairman of the Company and/or his designee(s).

2.4	“Common Shares”: The Company’s common shares that are traded on the TWSE.

2.5	“Company Act”: The Company Act of the ROC, as amended, and all rules and regulations thereunder.

2.6	“Contribution Account”: The Account maintained by the Administrator for crediting Employee Contribution and Employer Contribution for each Participant.

2.7

“Earnings”: A Participant’s regular salary or wages. The Committee shall have the authority to determine and approve all forms of pay to be included in the definition of Earnings and may change the definition on a prospective basis.

Regular salary and wages include hourly rate or monthly base salary and other bonus or allowance which deem appropriate to be included. Any amounts paid to a Participant as compensation for services will not fail to be treated as Earnings under the Plan merely because the compensation is not includible in the Participant’s gross income for tax purposes.

2.8

“Eligible Employee”: Each regular salaried or hourly Employee who is employed by the Employer and with respect to whom salary deductions can be administered, other than an Excluded Employee. For purposes of this Plan, the term “employee” includes only persons treated as such on the Employer’s payroll and personnel records at the time such determination is made. Persons treated by the Employer as contingent workers (including independent contractors, third-party payroll workers, employees of consulting firms and temporary help agencies) at the time of the determination of the person’s status are specifically excluded.

Eligibility status at the time of a determination of a person’s employment status shall not be changed as a result of the retroactive re-classification of the person’s employment status. Therefore, notwithstanding anything else herein to the contrary, any person treated as a contingent worker on the payroll and personnel records of the Employer at the time the determination is made shall in no event be retroactively eligible for participation in the Plan during the period covered by such determination.

2.9	“Employee Contribution”: The amount contributed by a Participant to a Participant’s Contribution Account pursuant to this Plan.

2.10	“Employer Contribution”: The amount contributed by the Employer to a Participant’s Contribution Account pursuant to this Plan.

2.11

“Excluded Employee”: Those employees of the Employer who shall, from time to time, be ineligible to participate in the Plan, as determined by the Committee in accordance with the terms and conditions of the Plan and as specified herein.

2.12	“Participant”: An Eligible Employee who has enrolled in the Plan pursuant to procedures set out in the Plan.

2.13	“Plan”: This Taiwan Semiconductor Manufacturing Company Limited Stock Purchase Plan.

2.14	“Purchase Date(s)”: The date (or dates) on which purchases on the open market for the purposes of the Plan are settled, as provided in Section 6.5.

2.15	“Purchase Price”: The average price of the Common Shares purchased on the Purchase Date(s), as determined in accordance with Section 6.6.

2.16	“ROC”: Republic of China, or Taiwan.

2.17	“Securities and Exchange Act”: The Securities and Exchange Act of the ROC, as amended, and all rules and regulations thereunder.

2.18	“Share Account”: A Participant’s accumulated Common Shares purchased under the Plan, held by the Administrator.

2.19	“Share Purchase Right”: A Participant’s right to apply the cash balance in his or her Contribution Account to the purchase of Common Shares in accordance with the terms of the Plan.

2.20	“Trading Date”: Each date on which Common Shares are traded on the TWSE.

2.21	“TWSE”: Taiwan Stock Exchange.

3.	Participation

3.1

Eligibility. Subject to the other terms and conditions of the Plan or unless otherwise determined by the Committee, each Eligible Employee may enroll as a Participant upon attaining eligibility as soon as administratively possible.

3.2

Enrollment. Only during the “enrollment period(s)” defined by the Employer can Eligible Employees enroll in the Plan. As part of enrollment, each Eligible Employee shall authorize payroll deduction from Earnings, and the payroll deduction will start as soon as administratively possible after the enrollment. Enrollment and payroll deduction shall remain in effect unless changed by the Eligible Employee or otherwise limited under the terms of the Plan.

3.3

Changes to Contribution Amount. Once a Participant has enrolled in the Plan, the Participant may make changes to increase or decrease his or her payroll deduction percentage once per Calendar year only during the “adjustment period” defined by the Employer, unless otherwise determined by the Committee. Such changes will take effect as soon as administratively possible.

3.4

Re-hire. A person who returns to active employment with the Employer as an Eligible Employee following termination of employment or retirement may re-enroll in the Plan as soon as administratively possible following re-hire.

4.	Termination of Participation

4.1	Voluntary Discontinuance.

(a)

Participants may discontinue payroll deductions by making a request to stop their payroll deductions. This discontinuance in payroll deductions will take effect as soon as administratively possible. Following such discontinuance any balance in the Participant’s Contribution Account shall be used to purchase Common Shares at the next Purchase Date.

(b)

If a Participant discontinues payroll deductions, he or she will be treated has having withdrawn from the Plan. Following such withdrawal, an Eligible Employee may re-enroll in the Plan only during the “re-enrollment period” defined by the Employer.

4.2

Employment Termination, Transfer to an Affiliate or Death. Payroll deductions cease upon employment termination, transfer to TSMC’s affiliate or death of a Participant. Any balance in the Participant’s Contribution Account at that time shall be used to purchase Common Shares at the next Purchase Date following such termination.

4.3

Unpaid Leave of Absence. Payroll deductions cease when the Participant begins an unpaid leave of absence. The balance credited to the Participant’s Contribution Account shall be used to purchase Common Shares on the next Purchase Date following such leave of absence. If an Eligible Employee returns from an unpaid leave of absence, such Eligible Employee could re-enroll in the Plan and payroll deductions will take effect as soon as administratively possible, unless changed by the Eligible Employee or otherwise limited under the terms of the Plan.

4.4	Vesting. Common Shares purchased under the Plan are fully vested on the Purchase Date, unless otherwise determined by the Committee.

4.5

Dissolution, Merger, and Consolidation. Upon dissolution or liquidation of the Company, or upon a merger or consolidation of the Company in which the Company is not the surviving corporation, any balance in an affected Participant’s Contribution Account at that time shall be refunded to the Participant as soon as administratively practicable after the effective date of such dissolution, liquidation, merger or consolidation occurs, unless the Committee in its sole discretion determines otherwise.

5.	Available Shares

5.1

Available Shares. Common Shares available for purchase by Participants under the Plan will be authorized and issued Common Shares acquired by the Administrator on behalf of Participants. The acquisition of Common Shares shall comply with applicable laws and regulations, including the Securities and Exchange Act and TWSE rules.

6.	Purchasing Shares

6.1

Contribution Accounts. Payroll deductions authorized by the Participant shall be credited to the Participant’s Contribution Account. All Contribution Accounts will be maintained by the Administrator. Amounts credited to a Participant’s Contribution Account as of a Purchase Date(s) shall be used to purchase Common Shares for the Participant on the Purchase Date(s) at the Purchase Price.

6.2	Dividends. Dividends on any Common Shares acquired by a Participant pursuant to this Plan shall be paid to such Participant.

6.3

Employee Contributions. Participants may contribute any whole percentage between 0 percent and 20 percent of their Earnings (or such other maximum contribution rate as determined by the Committee). The Committee or the Participating Employer may set a maximum amount that Participants may contribute to their Contribution Accounts during any calendar year.

6.4

Employer Contributions. The Employer shall contribute to a Participant’s Contribution Account in each calendar month such amount so that 15 percent of the Purchase Price for each Common Share purchased under the Plan for a Participant is funded by the Employer Contribution. The Employer may, with thirty (30) days’ notice to Eligible Employees, change such percentage for the Employer Contribution.

6.5

Purchase Date(s). Amounts in a Participant’s Contribution Account will be applied by the Administrator to purchase Common Shares on the first three Trading Dates of each calendar month or such other Purchase Date(s) as determined by the Committee.

6.6

Purchase Price. The price at which Common Shares are acquired for a Participant under the Plan will be the average price of the prices at which the Common Shares purchased on the TWSE on the Purchase Date(s).

7.	Transfer and Sale of Common Shares

7.1

Transfer of Shares. Participant may transfer to a private securities account some or all of their Common Shares in their Share Account at any time in the manner as prescribed and facilitated by the Administrator from time to time.

7.2

Sale of Common Shares. Unless otherwise determined by the Committee, a Participant may sell any Common Shares purchased under the Plan at any time without restriction, other than as may be restricted by insider trading laws and regulations or TSMC’s internal insider trading rules.

8.	Amendment and Termination

8.1

Amendment. The Board or the Committee may amend the Plan at any time. Participants will receive timely notice of any amendments to the Plan. No amendment shall be made that adversely affects Participants’ entitlements under this Plan with respect to employee contributions which have been made prior to the date of such amendment.

8.2

Termination. The Board may suspend or terminate the Plan at any time. If the Plan is suspended or terminated, the Committee shall give notice to affected Participants, terminate all payroll deductions and, at its discretion, apply any balances remaining in Participants’ Contribution Accounts to the purchase of Common Shares or pay Participants any balances (without interest) remaining in their Contribution Accounts as soon as practicable following the termination of the Plan.

9.	General Provisions

9.1	Administration. The Committee or his or her designees shall be responsible for the administration of the Plan. The Committee shall have full authority to administer the Plan including authority to:

(a)

establish rules and procedures for Plan administration deemed practically necessary but not inconsistent with the terms of the Plan document (including, but not limited to, rules and procedures pursuant to participation in the Plan, which the Company may withhold or debit Common Shares held in a Participant’s Share Account in an amount (based on the fair market value of such Common Shares as of the date such Common Shares are withheld or debited) sufficient to cover all expenses incurred in connection with administration of such account, notwithstanding that thereby the balance of Common Shares in a Participant’s Share Account may be reduced to zero and the Participant’s Share Account terminated);

(b)	interpret terms and provisions of the Plan;

(c)	determine all questions arising under the Plan, including correction of any defect, omission or inconsistency of the Plan;

(d)	amend the Plan, including amending the Plan to reflect changes in applicable law; and

(e)	delegate administrative responsibilities under the Plan, including the responsibility to keep records of individual benefits, but not its power to amend the Plan.

9.2

Rights not Transferable. Participants may not transfer Share Purchase Rights granted under the Plan. No Share Purchase Right shall be subject to execution, attachment, or similar process. Any attempt to assign, transfer, attach, or otherwise dispose of any Share Purchase Right shall be null and void and may be treated, at the discretion of the Committee, as notice of voluntary discontinuance under Section 4.1. Share Purchase Rights may be exercised only by the Participant during the Participant’s lifetime.

9.3

No Contract of Employment. Nothing in the Plan shall be deemed to give any Eligible Employee the right to be retained in the service of the Company, or to interfere in any way with the right of the Company or to discharge or retire any Eligible Employee at any time.

9.4

No Entitlements. Participation in the Plan (including a Participant’s right to receive an Employer Contribution) does not affect a Participant’s rights under any benefit plan (including any pension scheme) which relates to their employment and in particular (but without limitation) the benefits provided to or in respect of the Participant under the pension scheme are not to be increased as a result of the Participant’s participation in the Plan.

9.5

Investment Risk. By electing to participate in the Plan, a Participant acknowledges that the purchase of Common Shares is associated with risks including but not limited to the risk that the value of the Common Shares may decline and that some or all of the capital invested by a Participant may be lost.

9.6

Tax Withholding. Taxable income attributable to the Employer Contribution will be subject to applicable income tax, social insurance liabilities and/or other applicable withholding and such amounts will be deducted from the Participant’s available paycheck. Alternative withholding arrangements may be made in unusual circumstances.

9.7

Applicable Law. The purchase and delivery of Common Shares shall be subject to all applicable laws, regulations, rules and approvals, including, but not limited to, those applicable under the Company Act, the Securities and Exchange Act or other applicable laws and regulations, if deemed necessary or appropriate by the Company. The Company and each Participant shall also be subject to any applicable regulations or Company policies on insider dealing, including the Insider Trading Rules of Taiwan Semiconductor Manufacturing Company.

This Plan is intended to comply with the applicable requirements of the Securities and Exchange Act, and this Plan shall be interpreted to comply with such requirements.

9.8

Governing Law and Venue. Questions relating to the validity, construction, and administration of the Plan shall be determined under the laws of the ROC, without regard to principals of conflicts of laws. Any controversies or legal problems arising out of the Plan and any action involving the enforcement or interpretation of any rights hereunder shall be submitted to the jurisdiction of the Taiwan Hsinchu District Court.

9.9

Severability. If a provision of the Plan is deemed illegal or invalid, the illegality or invalidity shall not affect the remaining parts of the Plan. The Plan shall be construed and enforced as if the illegal or invalid provision had not been included in the Plan.

9.10	Languages. In the event that the Plan is translated into other languages, the English version of the Plan will prevail.

9.11

Notices. Any notice or other communication in connection with the Plan may be delivered personally or sent by electronic means or post, in the case of a company to its registered office (for the attention of the company secretary), and in the case of an individual to their last known address, or, where the individual is an employee of Employer, either to their last known address or to the address of the place of business at which the employee performs the whole or substantially the whole of their duties. Where a notice or other communication is given by post, it will be deemed to have been received 72 hours after it was put into the post properly addressed and stamped, and if by electronic means, when the sender receives electronic confirmation of delivery or if not available, 24 hours after sending the notice.